EXHIBIT 99.(a)(1)(J)

FOR IMMEDIATE RELEASE

Contact:	Matt Brusch Cysive, Inc. 703.259.2300 pr@cysive.com

Ross Levanto or Schwartz Communications, Inc. 781.684.0770 Cysive@schwartz-pr.com

DRAFT

Cysive Announces Voluntary Stock Option Exchange Program

Reston, Va., — January 24, 2002 — Cysive, Inc., (Nasdaq: CYSV), a multi-channel software solutions builder, today announced that its board of directors has approved a voluntary stock option exchange program for its employees.

This program will offer Cysive eligible employees who hold options with an exercise price per share of more than $5.67 the opportunity to cancel those options in exchange for a lesser number of options to be granted at a future date. Eligible options priced between $5.67 and $14.01 per share can be exchanged for 0.5 times the number of options cancelled, and eligible options priced greater than $14.01 per share can be exchanged for 0.25 times the number of options cancelled. The new options would be issued no earlier than six months and one day after the cancellation date, which is currently expected to be August 23, 2002. The exercise price of the new options would be based on the trading price of the Cysive common stock at the time of the new option grants. Cysive executive officers and directors are not eligible to participate in this voluntary stock option exchange program.

“Our employees are one of Cysive’s key assets, and stock options are an important tool in our ability to attract, retain and reward them,” said Nelson Carbonell, president and chief executive officer of Cysive. “We believe this program provides long-term incentives that help align employee interests with the long-term growth and value of the company.”

As of January 23, 2002, Cysive had outstanding options to purchase 12,132,300 shares. Of these outstanding options, 2,772,750 options have an exercise price of more than $5.67 and are eligible for this program.

The exchange program is being structured to comply with FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation.” Cysive expects that there will be no variable compensation charges to the company as a result of this stock option exchange program. Terms and conditions of this exchange offer are/will be contained in a Tender Offer Statement on Schedule TO that Cysive filed today/will file with the Securities and Exchange Commission.

About Cysive™
 Cysive, Inc. is a leading provider of multi-channel enterprise solutions that help customers reduce costs and realize greater productivity, operational efficiency and customer service. Through Cysive Cymbio™, Cysive delivers a flexible, integrated solution for strategically deploying Web, wireless, voice-activated systems and Web services across an enterprise. Since 1993 Cysive has built mission-critical business systems for Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union and DaimlerChrysler, among many others. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Denver, Irvine and Mountain View, Calif., and New York. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Section 8 and Section 16 of Cysive’s Offer to Exchange Certain Outstanding Options pursuant to Schedule TO filed with the Securities and Exchange Commission on January 24, 2002 and “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on November 13, 2001, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

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